SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT (the "Agreement"), dated as of March 30, 2018, by and among Windtree Therapeutics, Inc., a Delaware corporation, with headquarters located at 2600 Kelly Road, Suite 100, Warrington, PA 18976 (the "Company") and the persons listed on Schedule I attached hereto (each, a "Buyer" and, collectively, the "Buyers").

WHEREAS:

A.     The Company and the Buyers are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the "1933 Act"), and Rule 506 of Regulation D ("Regulation D") as promulgated by the United States Securities and Exchange Commission (the "SEC") under the 1933 Act;

B.     Each Buyer wishes to purchase, and the Company wishes to sell to such Buyer, upon the terms and conditions stated in this Agreement, that certain number of (i) shares (each, a “Share” and, collectively, the “Shares”) of common stock, par value $0.001 per share, of the Company (the “Common Stock”) set forth next to such Buyer's name on Schedule I attached hereto, (ii) Series C Warrants to initially acquire up to that number of shares of Common Stock set forth next to such Buyer’s name on Schedule I attached hereto, in substantially the form attached hereto as Exhibit A (each, a " Warrant" and, collectively, the " Warrants");

C.     Contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Registration Rights Agreement, substantially in the form attached hereto as Exhibit B (the "Registration Rights Agreement"), pursuant to which the Company has agreed to provide certain registration rights with respect to the Shares and the shares of Common Stock issuable upon the exercise of the Warrants (the “Warrant Shares”) under the 1933 Act and the rules and regulations promulgated thereunder, and applicable state securities laws; and

D.     The Shares, Warrants and Warrant Shares are referred to herein, collectively, as the "Securities".

NOW, THEREFORE, the Company and the Buyers hereby agree as follows:

1.	PURCHASE AND SALE OF Shares and warrants

(a)     Purchase of Shares and Warrants. Subject to the satisfaction (or waiver) of the conditions set forth in Sections 6 and 7 below, the Company shall issue and sell to the Buyers, and the Buyers agree to purchase from the Company, severally, but not jointly, at the Closing (as defined below) applicable to such Buyers, the number of Shares and Warrants set forth on Schedule I with respect to such Buyers.

(b)     Purchase Price. The purchase price for the Shares and related Warrants shall be $4.80 per Share (the “Per Share Purchase Price”), and the aggregate purchase price for the number of Shares and Warrants to be purchased by each Buyer shall be as set forth on Schedule I (the "Purchase Price").

(c)     Initial Closing. The purchase and sale of the Shares and the Warrants set forth next to the Buyer’s name on Schedule I with respect to the Initial Closing (the “Initial Buyer”) shall take place on April 3, 2018, at such time and place as are agreed to by the Company and the Initial Buyer (which date, time and place are designated as “Initial Closing”).

(d)     Additional Closing(s). At any time and from time to time following the Initial Closing, the Company may, at one or more additional closings (each an “Additional Closing”, and together with the Initial Closing and any other Additional Closing(s), each a “Closing” and together, the “Closings”), offer and sell the Shares and the Warrants in Additional Closing(s) to other buyers, including Battelle (each an “Additional Buyer” and together, “Additional Buyers”), at the same Per Share Purchase Price, the same Warrant coverage, the same Warrant exercise price and on substantially the same terms and conditions as those in this Agreements and other Transaction Documents (as defined below) no later than 30 days from the Initial Closing, provided that, the Company shall in no event enter into any agreements with any Additional Buyers at any Additional Closing for the purchase and sale of the Shares and the Warrants within such 30-day period which contain more favorable terms and conditions than the terms and conditions provided herein without the prior written consent of the Initial Buyer. The Company shall promptly notify the Initial Buyer of the Company’s intent to enter into such agreements and provide a copy of such agreements to the Initial Buyers.

(e)     Form of Payment. At the Closing applicable to each Buyer, (i) such Buyer shall pay its respective Purchase Price to the Company for the Shares and the Warrants to be issued and sold to such Buyer at the applicable Closing, by wire transfer of immediately available funds in accordance with the Company's written wire instructions (or, if applicable, in lieu of cash, Shares and Warrants may be delivered in consideration of (a) the outstanding principal amount of loans ("Loans") made to the Company under certain loan agreements entered by and between LPH Investments Ltd., a subsidiary of Lee’s Pharmaceutical Holdings Limited (“Lee’s”), as the lender, and the Company, as the borrower, dated as of January 10, 2018 and March 1, 2018, respectively (together the "Loan Agreements") and the amount of such Loans shall be applied in full satisfaction of a like amount of the Purchase Price and the Loans shall thereby be discharged in full, and (b) the outstanding payables in the amount up to $2.8 million for certain development services as may be agreed to by Battelle Memorial Institute, having its principal place of business at 505 King Avenue, Columbus, Ohio 43201-2693, USA (“Battelle”), and (ii) the Company shall instruct its transfer agent to record in the Company's books and records, the number of Shares and Warrants issued and sold to such Buyer at the Closing.

2.     BUYER REPRESENTATIONS, WARRANTIES AND COVENANTS.

Each Buyer represents and warrants to the Company for itself and for no other Buyer that as of the date hereof and as of the Closing applicable to such Buyer (unless as of a specified date therein):

(a)     Organization and Qualification. Such Buyer is a natural person, or an entity duly organized and validly existing in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate, partnership, limited liability company or similar power and authorization to enter into and perform its obligations under this Agreement, the Registration Rights Agreement, the Warrants and each of the other agreements entered into by the parties hereto in connection with the transactions contemplated by this Agreement (collectively, the "Transaction Documents").

(b)     No Public Sale or Distribution. Such Buyer is (i) acquiring the Shares and (ii) upon exercise of the Warrants will acquire the Warrant Shares issuable upon exercise thereof, in the ordinary course of business for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the 1933 Act; provided, however, that by making the representations herein, such Buyer does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Exchange Act of 1934, as amended (the "1934 Act").

(c)     Accredited Investor Status. Such Buyer is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D.

(d)     Reliance on Exemptions. Such Buyer understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and such Buyer's compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of such Buyer to acquire the Securities.

(e)     Information. Such Buyer and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities which have been requested by such Buyer. Such Buyer and its advisors, if any, have been afforded the opportunity to ask questions of the Company. Neither such inquiries nor any other due diligence investigations conducted by the Buyer or its representatives shall modify, amend or affect the Buyer’s right to rely on the Company’s representations and warranties contained in Section 3 below. Such Buyer understands that its investment in the Securities involves a high degree of risk and is able to afford a complete loss of such investment. Such Buyer has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities.

(f)     No Governmental Review. Such Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

(g)     Transfer or Resale. Such Buyer understands that except as provided in the Registration Rights Agreement: (i) the Securities have not been registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder or (B) such Buyer shall have delivered to the Company a representation letter, in a form reasonably acceptable to the Company, to the effect that such Securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, such as pursuant to Rule 144 promulgated under the 1933 Act, as amended, (or a successor rule thereto) ("Rule 144"); (ii) any sale of the Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Securities under circumstances in which the seller (or the “Person” (which for purposes of this Agreement means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof) through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) and may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) except as may be provided in the Registration Rights Agreement, neither the Company nor any other Person is under any obligation to register the Securities under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder. Notwithstanding the foregoing, the Securities may be pledged in connection with a bona fide margin account or other loan secured by the Securities and such pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and no Buyer effecting a pledge of Securities shall be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement or any other Transaction Document, including, without limitation, this Section 2(g); provided, that in order to make any sale, transfer or assignment of Securities, such Buyer and its pledgee makes such disposition in accordance with or pursuant to a registration statement or an exemption under the 1933 Act.

(h)     Legends. Such Buyer understands that the Shares and the Warrants shall bear any legend as required by the "blue sky" laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED HEREBY NOR THE SECURITIES INTO WHICH THE SECURITIES REPRESENTED HEREBY ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES REPRESENTED HEREBY AND THE SECURITIES INTO WHICH THE SECURITIES REPRESENTED HEREBY ARE EXERCISABLE MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED EXCEPT PURSUANT TO (A) AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) PURSUANT TO AN AVAILABLE EXEMPTION IN A TRANSACTION NOT SUBJECT TO THE REGISTRATION REQUIREMENTS UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES REPRESENTED HEREBY AND THE SECURITIES INTO WHICH THE SECURITIES REPRESENTED HEREBY ARE EXERCISABLE MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY SUCH SECURITIES.

(i)     Validity; Enforcement. This Agreement and the Registration Rights Agreement have been duly and validly authorized, executed and delivered on behalf of such Buyer and shall constitute the legal, valid and binding obligations of such Buyer enforceable against such Buyer in accordance with their respective terms, except as rights to indemnity and contribution may be limited by state or federal securities laws or the public policy underlying such laws, except as such enforceability may be limited by general principles of equity, including as to limitations on the enforcement of the remedy of specific performance and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law), or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' and contracting parties’ rights and remedies. The persons signing on behalf of such Buyer hereby warrant and represent that they have the authority to execute and deliver this Agreement on behalf of such Buyer.

(j)     State of Organization. The information relating to such Buyer's state or country of organization and the address of its principal place of business, or if such Buyer is a natural person, the address of its primary residence, as set forth on Schedule I, is correct and complete.

(k)     Illegal Transactions. Such Buyer has not, directly or indirectly, and no Person acting on behalf of such Buyer, has engaged in any transactions in the securities of the Company (including, without limitation, any Short Sales (as defined below) involving any of the Company’s securities) since the time that such Buyer was first contacted by the Company regarding the investment in the Company contemplated by this Agreement. Such Buyer covenants that neither it nor any Person acting on its behalf of such Buyer will engage, directly or indirectly, in any transaction in the securities of the Company (including Short Sales) prior to the time the transactions contemplated by this Agreement are publicly disclosed. "Short Sales" include, without limitation, all "short sales" as defined in Rule 200 promulgated under Regulation SHO under the 1934 Act and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, derivatives and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker-dealers or foreign regulated brokers.

(l)     No Brokers. Such Buyer represents and warrants that it has not "engaged," "consented to" or "authorized" any broker, finder or intermediary to act on its behalf, directly or indirectly, as a broker, finder or intermediary in connection with the transactions contemplated by this Agreement.

(m)     Reliance on Representations. Such Buyer acknowledges that the Company and its counsel are entitled to rely on the representations and warranties made herein and otherwise requested by the Company for the sole purpose of preparing the Registration Statement. All such information shall be true, correct and complete as of the date of this Agreement, the Closing Date applicable for such Buyer and the filing date for any such Registration Statement. Such Buyer will notify the Company of any change in any such information until such time as the Company is no longer required to keep the Registration Statement effective.

3.     REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to each Buyer as of the date hereof and as of the Closing applicable to each Buyer (unless as of a specified date therein) that:

(a)     Organization and Qualification. Each of the Company and its "Subsidiaries" (which for purposes of this Agreement means any entity (i) in which the Company, directly or indirectly, owns a controlling interest in capital stock or holds an equity or similar interest and (ii) which has operations and material assets) are corporations duly organized and validly existing in good standing under the laws of the jurisdiction in which they are incorporated, and have the requisite corporate power and authorization to own their properties and to carry on their business as now being conducted. Each of the Company and its Subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. The Company has no Subsidiaries other than its presently inactive subsidiary, Discovery Laboratories, Inc., formerly known as Acute Therapeutics, Inc. Unless the context otherwise requires, all references to the “Company” in this Agreement include Windtree Therapeutics, Inc. and its Subsidiary, Discovery Laboratories, Inc. As used in this Agreement, "Material Adverse Effect" means any (i) material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (iii) material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document, provided, however, that changes relating to (i) the economy in general, (ii) the Company’s industry in general, (iii) the Company's working capital and liquidity or (iv) any changes in laws or regulations applicable to the Company and other similarly situated businesses, in each case shall not itself be deemed to arise to a Material Adverse Effect.

(b)     Authorization; Enforcement; Validity. The Company has the requisite corporate power and authority to enter into and perform its obligations under the Transaction Documents and to issue the Securities in accordance with the terms thereof. The execution and delivery of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated thereby, including, without limitation, the issuance of the Shares and the Warrants and the reservation for issuance and the issuance of the Warrant Shares issuable upon exercise of the Warrants have been duly authorized by the Company's board of directors (the “Board of Directors”), do not conflict with the Company’s Certificate of Incorporation, as amended and as in effect on the date hereof, including any Certificate of Designations, Preferences and Rights of any outstanding series of preferred stock of the Company (the “Certificate of Incorporation”) or Bylaws, as amended and as in effect on the date hereof (the “Bylaws”) and no further consent or authorization is required by the Company, its Board of Directors or its stockholders. This Agreement and the other Transaction Documents have been duly executed and delivered by the Company, and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as rights to indemnity and contribution may be limited by state or federal securities laws or the public policy underlying such laws, except as such enforceability may be limited by general principles of equity, including as to limitations on the enforcement of the remedy of specific performance and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law), or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' and contracting parties’ rights and remedies.

(c)     Issuance of Securities. The Securities are duly authorized and, upon issuance in accordance with the terms hereof and receipt by the Company of the Purchase Price therefor, shall be fully paid and nonassessable, duly and validly issued. Other than as disclosed in Schedule 3(c) the Securities are free from all preemptive or similar rights, taxes, liens and charges with the holders being entitled to all the rights of holders of Common Stock or, with respect to the Warrants, in accordance with the terms of their respective issuance. As of the Initial Closing, the Company shall have duly authorized and reserved for issuance a number of shares of Common Stock which equals the aggregate number of Warrant Shares. The Company shall, so long as any of the Warrants are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued capital stock, solely for the purpose of effecting the exercise of the Warrants, 100% of the number of shares of Common Stock issuable upon exercise of the Warrants (subject to reduction from time to time for Common Stock issued upon exercise of the Warrants). A form of an instruction letter to the Company's Common Stock transfer agent instructing the transfer agent to reserve 100% of the number of shares of Common Stock issuable upon exercise of the Warrants is attached hereto as Exhibit C. Upon exercise in accordance with the Warrants, the Warrant Shares will be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock. Subject to the accuracy of the representations and warranties of each Buyer contained in Section 2 of this Agreement, issuance by the Company of the Securities contemplated by this Agreement are exempt from the registration requirements of the 1933 Act.

(d)     No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated thereby (including, without limitation, the issuance of the Shares and Warrants and reservation for issuance and issuance of the Warrant Shares) will not (i) result in a violation of the Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") or Amended and Restated Bylaws (the "Bylaws") of the Company or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of the securities exchange or securities quotation service where the Common Stock is principally listed or quoted for trading (the "Principal Market")) applicable to the Company or by which any property or asset of the Company is bound or affected, except in the case of clauses (i) through (iii), above, for such matters which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(e)     Consents. Except for (i) registration of the Shares and the Warrant Shares issuable upon exercise of the Warrants under the 1933 Act pursuant to the Registration Rights Agreement and (ii) such consents, notifications, approvals, authorizations, registrations or qualifications as may be required under the 1934 Act and applicable state securities or "blue sky" laws in connection with the purchase of the Securities by Buyer, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents, in each case in accordance with the terms thereof. The Company is unaware of any facts or circumstances that might prevent the Company from obtaining or effecting any of the registration, application or filings pursuant to the preceding sentence.

(f)     Reserved.

(g)     No General Solicitation. Neither the Company, nor any of its affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Securities.

(h)     No Integrated Offering. None of the Company or any of its affiliates, and any Person acting on their behalf has taken any action to sell, offer for sale or solicit offers to buy any securities of the Company which would require registration of any of the Securities under Section 5 of the 1933 Act, unless such offer, issuance or sale was or shall be within the exemptions of Section 4 of the 1933 Act. The Company has offered securities for sale only to "accredited investors" within the meaning of Rule 501 under the 1933 Act. None of the Company, its affiliates and any Person acting on their behalf will take any action or steps that would (i) require registration of any of the Securities under the 1933 Act, or (ii) cause the offering of the Securities to be integrated with other offerings.

(i)     Application of Takeover Protections. There are no control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s certificate of incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to the Buyers as a result of the Buyers and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including without limitation as a result of the Company’s issuance of the Securities and the Buyers’ ownership of the Securities.

(j)     SEC Documents; Financial Statements. During the two years prior to the date hereof, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act (all of the foregoing filed prior to the date hereof or prior to the Initial Closing, and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company’s Subsidiary is not required to file any reports or other documents with the SEC. As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with United States generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). With respect to the transactions contemplated by this Agreement, none of the information referred to in Section 2(e) of this Agreement provided by or on behalf of the Company to the Buyers which is not included in the SEC Documents contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstance under which they are or were made, not misleading.

(k)     Absence of Certain Changes; Undisclosed Events, Liabilities or Developments. Since the date of the latest quarterly (unaudited) financial statements included within the SEC Documents, except as set forth on Schedule 3(k), (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or disclosed in filings made with the SEC, (iii) the Company has not altered its method of accounting, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) the Company has not issued any equity securities to any officer, director or affiliate other than Lee’s, except pursuant to existing Company stock option plans. The Company does not have pending before the SEC any request for confidential treatment of information. Except for the issuance of the Securities contemplated by this Agreement or as set forth on Schedule 3(k), no event, liability, fact, circumstance, occurrence or development has occurred or exists or is reasonably expected to occur or exist with respect to the Company or its Subsidiaries or their respective businesses, prospects, properties, operations, assets or financial condition that would be required to be disclosed by the Company under applicable securities laws at the time this representation is made or deemed made that has not been publicly disclosed at least one Trading Day prior to the date that this representation is made. “Trading Day” means a day on which the principal Trading Market is open for trading.

(l)     Conduct of Business; Regulatory Permits. The Company is not in violation of any term of or in default under the Certificate of Incorporation or Bylaws. Except as disclosed in the SEC Documents and Schedule 3(l), the Company is not in violation of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to the Company, and the Company will not conduct its business in violation of any of the foregoing, except for possible violations which would not, individually or in the aggregate, have a Material Adverse Effect. Since May 5, 2017, (i) the Common Stock has been designated for quotation on the Principal Market, (ii) trading in the Common Stock has not been suspended by the SEC or the Principal Market and (iii) except as disclosed in Schedule 3(l), the Company has received no communication, written or oral, from the SEC or the Principal Market regarding the violation of a rule or the suspension or delisting of the Common Stock from the Principal Market. The Company possesses all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct its business, except where the failure to possess such certificates, authorizations or permits would not have, individually or in the aggregate, a Material Adverse Effect, and the Company has not received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

(m)     Foreign Corrupt Practices. Neither the Company nor any Subsidiary, nor to the Knowledge of the Company or any Subsidiary, any agent or other person acting on behalf of the Company or any Subsidiary, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company or any Subsidiary (or made by any person acting on its behalf of which the Company is aware) which is in violation of law or (iv) violated in any material respect any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”).

(n)     Accountants. The Company’s accounting firm is set forth on Schedule 3(n). To the Knowledge and belief of the Company, such accounting firm (i) is a registered public accounting firm as required by the 1934 Act, (ii) expressed its opinion with respect to the financial statements included in the Company’s Annual Report for the fiscal year ending December 31, 2016, and (iii) is expected to express its opinion with respect to the financial statements to be included in the Company’s Annual Report for the fiscal year ending December 31, 2017.

(o)     No Disagreements with Accountants and Lawyers.     There are no disagreements of any kind presently existing, or reasonably anticipated by the Company to arise, between the Company and the accountants and lawyers formerly or presently employed by the Company and the Company is current with respect to any fees owed to its accountants and lawyers that could affect the Company’s ability to perform any of its obligations under any of the Transaction Documents.

(p)     Sarbanes-Oxley Act. The Company is in compliance with all applicable provisions of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof, except where such noncompliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(q)     Transactions with Affiliates. Except as set forth in the SEC Documents, none of the officers, directors or employees of the Company is presently a party to any transaction with the Company that would be required to be disclosed in the SEC Documents under Item 404 of Regulation S-K under the 1933 Act.

(r)     Equity Capitalization. The Company's equity capitalization, on a fully diluted basis, as of December 31, 2017 is set forth on Schedule 3(r). All outstanding shares set forth therein have been duly authorized and validly issued and are fully paid and nonassessable. Except as disclosed in Schedule 3(r) or as described in or contemplated by the SEC Documents: (i) none of the Company's capital stock is subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company; (ii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of the Company, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional capital stock of the Company or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of the Company; (iii) except for Indebtedness of the Company incurred in the ordinary course of business of the Company, there are no outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing material Indebtedness of the Company or by which the Company is or may become bound; (iv) except for financing statements related to Indebtedness of the Company described in the SEC Documents, there are no financing statements securing obligations in any material amounts, either singly or in the aggregate, filed in connection with the Company; (v) there are no outstanding securities or instruments of the Company which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company is or may become bound to redeem a security of the Company; (vi) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities; (vii) the Company does not have any stock appreciation rights or "phantom stock" plans or agreements or any similar plan or agreement; and (viii) the Company has no material liabilities or obligations required to be disclosed in the SEC Documents but not so disclosed in the SEC Documents, other than those incurred in the ordinary course of the Company's business and which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. For the purposes of this Agreement, “Indebtedness” means (x) any liabilities for borrowed money or amounts owed in excess of $100,000 (other than trade accounts payable incurred in the ordinary course of business), (y) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in the Company’s consolidated balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (z) the present value of any lease payments in excess of $100,000 due under leases required to be capitalized in accordance with GAAP.

(s)     Absence of Litigation. There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the Knowledge of the Company, threatened against or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which (i) adversely affects the Company’s operation or financial position, or (ii) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities, in each case if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any Subsidiary is the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the Knowledge of the Company, there is not pending or contemplated, any investigation by the SEC involving the Company or any current or former director or officer of the Company. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the 1934 Act or the 1933 Act.

(t)     Compliance. Neither the Company nor any Subsidiary: (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other similar agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any judgment, decree, or order of any court, arbitrator or other governmental authority or (iii) is or has been in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect.

(u)     Insurance. The Company is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company is are engaged. The Company has not received any notice or obtained any Knowledge of circumstances indicating that it will not be able to renew its existing insurance coverage (modified to the extent deemed prudent and customary by the management of the Company) as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that is commercially reasonable and not reasonably likely to result in a Material Adverse Effect.

(v)     Employee Relations. No labor dispute exists or, to the Knowledge of the Company, is imminent with respect to any of the employees of the Company, which could reasonably be expected to result in a Material Adverse Effect. None of the Company’s or its Subsidiaries’ employees is a member of a union that relates to such employee’s relationship with the Company or such Subsidiary, and neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement, and the Company and its Subsidiaries believe that their relationships with their employees are good. To the Knowledge of the Company, no executive officer of the Company or any Subsidiary (as defined in Rule 501(f) of the 1933 Act) (each an “Executive Officer”) has notified the Company or its Subsidiary (as applicable) that such officer intends to leave the Company or its Subsidiary (as applicable) or otherwise terminate such officer's employment with the Company or its Subsidiary (as applicable). To the Knowledge of the Company, no Executive Officer is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of any third party, and the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters. The Company and its Subsidiaries are in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(w)     Title. Except as disclosed in Schedule 3(w), the Company has good and marketable title to all personal property owned by it which is material to its business, in each case free and clear of all liens, encumbrances and defects except such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company. Any real property and facilities held under lease by the Company are held under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company. The Company owns no real property.

(x)     Intellectual Property Rights. The Company and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or required for use in connection with their respective businesses as described in the SEC Documents and which the failure to so have could have a Material Adverse Effect (collectively, the “Intellectual Property Rights”). Neither the Company nor any Subsidiary has received, since the date of the latest quarterly (unaudited) financial statements included within the SEC Documents, a written notice of a claim or otherwise has any knowledge that the Intellectual Property Rights violate or infringe upon the rights of any Person, except as could not have or reasonably be expected to not have a Material Adverse Effect. To the knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights. The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(y)     Environmental Laws. The Company and its Subsidiaries (i) are in compliance with all federal, state, local and foreign laws relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands, or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations, issued, entered, promulgated or approved thereunder (“Environmental Laws”); (ii) have received all permits licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (iii) are in compliance with all terms and conditions of any such permit, license or approval where in each clause (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(z)     Tax Status. Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, the Company and its Subsidiaries each (i) has made or filed all United States federal, state and local income and all foreign income and franchise tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations and (iii) has set aside on its books provision reasonably adequate for the payment of all material taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company or of any Subsidiary know of no basis for any such claim.

(aa)     Internal Accounting and Disclosure Controls. The Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company and the Subsidiaries have established disclosure controls and procedures (as defined in 1934 Act Rules 13a-15(e) and 15d-15(e)) for the Company and the Subsidiaries and designed such disclosure controls and procedures to ensure that information required to be disclosed by the Company in the reports it files or submits under the 1934 Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms.

(bb)     Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Company and an unconsolidated or other off-balance sheet entity that is required to be disclosed by the Company in its 1934 Act filings and is not so disclosed and that would be reasonably likely to have a Material Adverse Effect.

(cc)     Disclosure. All disclosure provided by the Company to the Buyer regarding the Company, its business and the transactions contemplated hereby, including the Schedules to this Agreement, furnished by or on behalf of the Company are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. To the Knowledge of the Company, no event or circumstance has occurred or information exists with respect to the Company or any Subsidiary or either of its or their respective business, properties, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed (assuming for this purpose that the Company's reports filed under the 1934 Act are being incorporated into an effective registration statement filed by the Company under the 1933 Act). The Company acknowledges and agrees that the Buyer does not make and has not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in the Transaction Documents.

(dd)     No Implied Representations. Except in the case of fraud or willful or intentional misrepresentation, all of the Company's representations and warranties are contained in this Agreement, and no other representations or warranties by the Company shall be implied.

(ee)     Certain Fees. The Company shall be responsible for the payment of any placement agent's fees, financial advisory fees, or brokers' commissions for any placement agent, financial advisor or broker engaged by the Company or its Subsidiaries or acting on behalf of the Company relating to or arising out of the transactions contemplated by the Transaction Documents. The Company shall pay, and hold the Buyer harmless against, the Transaction Fees or any other fees, commissions or other payments or related expense (including, without limitation, attorney's fees and out-of-pocket expenses) arising in connection with any such claim. The Company has engaged H.C. Wainwright & Co. to act as placement agent in connection with the sale of the Securities (the "Agent"). Other than the Agent, the Company has not engaged any placement agent or other agent in connection with the sale of the Securities.

(ff)     Private Placement. Assuming the accuracy of the Buyers’ representations and warranties set forth in Section 2, no registration under the 1933 Act is required for the offer and sale of the Securities by the Company to the Buyers as contemplated hereby. The issuance and sale of the Securities hereunder does not contravene the rules and regulations of the Principal Market.

(gg)     Investment Company. The Company is not, and is not an affiliate of, and immediately after receipt of payment for the Securities, will not be or be an affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended. The Company shall conduct its business in a manner so that it will not become an “investment company” subject to registration under the Investment Company Act of 1940, as amended.

(hh)     Registration Rights. Other than as set forth in Schedule 3(ii), other than each of the Buyers, no Person has any right to cause the Company or any Subsidiary to effect the registration under the 1933 Act of any securities of the Company or any Subsidiary.

(ii)     Listing and Maintenance Requirements. The Common Stock is registered pursuant to Section 12(b) or 12(g) of the 1934 Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the 1934 Act nor has the Company received any notification that the SEC is contemplating terminating such registration. The Common Stock is currently eligible for electronic transfer through the Depository Trust Company or another established clearing corporation and the Company is current in payment of the fees to the Depository Trust Company (or such other established clearing corporation) in connection with such electronic transfer.

(jj)     Regulation M Compliance.  The Company has not, and to its Knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Securities, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company, other than, in the case of clauses (ii) and (iii), compensation paid to the Company’s placement agent in connection with the placement of the Securities.

(kk)     FDA. As to each product subject to the jurisdiction of the U.S. Food and Drug Administration (“FDA”) under the Federal Food, Drug and Cosmetic Act, as amended, and the regulations thereunder (“FDCA”) that is manufactured or being developed by the Company or any of its Subsidiaries (each such product, a “Pharmaceutical Product”), such Pharmaceutical Product is being manufactured or developed by the Company in compliance with all applicable requirements under FDCA and similar laws, rules and regulations relating to registration, investigational use, premarket clearance, licensure, or application approval, good manufacturing practices, good laboratory practices, good clinical practices, record keeping and filing of reports, except where the failure to be in compliance would not have a Material Adverse Effect. The Company is not engaged in any activities to distribute, sell or market any approved product in the U.S. There is no pending, completed or, to the Company's knowledge, threatened, action (including any lawsuit, arbitration, or legal or administrative or regulatory proceeding, charge, complaint, or investigation) against the Company or any of its Subsidiaries, and none of the Company or any of its Subsidiaries has received any notice, warning letter or other communication from the FDA or any other governmental entity, which (i) contests the premarket clearance, licensure, registration, or approval of, the uses of, the distribution of, the manufacturing or packaging of, the testing of, the sale of, or the labeling and promotion of any Pharmaceutical Product, (ii) withdraws its approval of, requests the recall, suspension, or seizure of, or withdraws or orders the withdrawal of advertising or sales promotional materials relating to, any Pharmaceutical Product, (iii) imposes a clinical hold on any clinical investigation by the Company or any of its Subsidiaries, (iv) enjoins production at any facility of the Company or any of its Subsidiaries, (v) enters or proposes to enter into a consent decree of permanent injunction with the Company or any of its Subsidiaries, or (vi) otherwise alleges any violation of any laws, rules or regulations by the Company or any of its Subsidiaries, and which, either individually or in the aggregate, would have a Material Adverse Effect. The properties, business and operations of the Company have been and are being conducted in all material respects in accordance with all applicable laws, rules and regulations of the FDA.  The Company has not been informed by the FDA that the FDA will prohibit the marketing, sale, license or use in the United States of any product proposed to be developed, produced or marketed by the Company nor has the FDA expressed any concern as to approving or clearing for marketing any product being developed or proposed to be developed by the Company.

(ll)     No Disqualification Events.  With respect to the Securities to be offered and sold hereunder in reliance on Rule 506 under the 1933 Act, none of the Company, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Company participating in the offering hereunder, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the 1933 Act) connected with the Company in any capacity at the time of sale (each, an "Issuer Covered Person" and, together, "Issuer Covered Persons") is subject to any of the "Bad Actor" disqualifications described in Rule 506(d)(1)(i) to (viii) under the 1933 Act (a "Disqualification Event"), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event. The Company has complied, to the extent applicable, with its disclosure obligations under Rule 506(e).

(mm)     Other Covered Persons. Other than the H.C. Wainwright & Co., LLC (the “Placement Agent”), the Company is not aware of any person (other than any Issuer Covered Person) that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of any Securities.

(nn)     Notice of Disqualification Events. The Company will notify the Placement Agent and the Placement Agent in writing, prior to the Initial Closing of (i) any Disqualification Event relating to any Issuer Covered Person and (ii) any event that would, with the passage of time, become a Disqualification Event relating to any Issuer Covered Person.

4.	COVENANTS.

(a)     Commercially Reasonable Efforts. Each party shall use its commercially reasonable efforts timely to satisfy each of the covenants and the conditions to be satisfied by it as provided in Sections 5, 6 and 7 of this Agreement.

(b)     Form D and Blue Sky. The Company agrees to file a Form D with respect to the Securities as required under Regulation D. The Company, on or before the Initial Closing, shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Securities for sale to the Buyer pursuant to this Agreement under applicable securities or "Blue Sky" laws of the states of the United States (or to obtain an exemption from such qualification). The Company shall make all filings and reports relating to the offer and sale of the Securities required under applicable securities or "Blue Sky" laws of the states of the United States only in such jurisdictions as Buyer shall reasonably request following the Closing applicable to such Buyer.

(c)     Financial Information. Until the date which is the later of the date on which (i) the Investor (as defined in the Registration Rights Agreement) shall have sold all the Shares and Warrant Shares and the Warrants are no longer outstanding or (ii) the Company is no longer obligated under the Registration Rights Agreement to maintain the registration statement filed thereunder, at an Investor's written request, the Company agrees to send the following to any requesting Investor, within two (2) Business Days after such written request, unless it is filed with the SEC and available to the public through the SEC's EDGAR system: (i) a copy of its Annual Reports on Form 10-K, its Quarterly Reports on Form 10-Q, any Current Reports on Form 8-K and any registration statements (other than on Form S-8) or amendments filed pursuant to the 1933 Act, and (ii) copies of any notices and other information made available or given to the stockholders of the Company generally. As used herein, "Business Day" means any day other than Saturday, Sunday or other day on which the Primary Market or commercial banks in The City of New York are authorized or required by law to remain closed.

(d)     Listing. The Company hereby agrees to use commercially reasonable efforts to maintain quotation of the Common Stock on the Principal Market on which it is currently quoted. The Company further agrees, if the Company applies to have the Common Stock traded on any other Trading Market, it will then include in such application all of the Shares and Warrant Shares, and will take such other action as is necessary to cause all of the Shares and Warrant Shares to be listed or quoted on such other Trading Market as promptly as possible. The Company will then take all action reasonably necessary to continue the listing and trading of its Common Stock on a Trading Market and will comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the Trading Market. The Company agrees to maintain the eligibility of the Common Stock for electronic transfer through the Depository Trust Company or another established clearing corporation, including, without limitation, by timely payment of fees to the Depository Trust Company or such other established clearing corporation in connection with such electronic transfer. “Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB or OTCQX (or any successors to any of the foregoing).

(e)     Disclosure of Transactions and Other Material Information. The Company shall (a) by the Disclosure Time, issue a press release disclosing the material terms of the transactions contemplated hereby, and (b) file a Current Report on Form 8-K, including the Transaction Documents as exhibits thereto, with the SEC within the time required by the Exchange Act (press release and Current Report together, the “Disclosure Material”). Upon written request, the Company shall provide the Buyers an advance copy of the Disclosure Material and agrees to consider comments that Buyer may provide but shall nevertheless be entitled to make such disclosure as it deems appropriate to meet its disclosure obligations under the 1934 Act. The Company shall not publicly disclose the name of any Buyer, or include the name of any Buyer in any filing with the SEC or any regulatory agency or Trading Market, without the prior written consent of such Buyer, except (a) as required by federal securities law in connection with (i) any registration statement contemplated by the Registration Rights Agreement and (ii) the filing of final Transaction Documents with the SEC and (b) to the extent such disclosure is required by law or Trading Market regulations, in which case the Company shall provide the Buyers with prior notice of such disclosure permitted under this clause (b). “Disclosure Time” means, (i) if this Agreement is signed prior to midnight on any Trading Day, 8:00 a.m. (New York City time) on the Trading Day immediately following the date hereof, and (ii) if this Agreement is signed after midnight on any Trading Day, 8:00 a.m. (New York City time) on the date hereof.

(f)     Conduct of Business. The Company shall use commercially reasonable efforts to conduct its business to avoid violations of any law, ordinance or regulation of any governmental entity, except where such violations would not, either individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect.

(g)     Use of Proceeds. The Company shall apply the proceeds from the sale of the Shares under this Agreement to its operations through mid-year 2018, including (a) the planned completion of development for the Next Gen aerosol delivery system (the “ADS”) and the related device validation and performance study; (b) gain regulatory/guidance from FDA (as defined below) with respect to AEROSURF and Lyo Lucinactant LS and from the European Medicines Agency (“EMA”) with respect to AEROSURF; (c) study start-up activities for the planned AEROSURF bridging clinical trial in premature infants 26 to 32 week gestational age; and, (d) reduction of existing obligations and other working capital requirements.

(h)     Expenses. At Closing, the Company shall disperse to the Initial Buyer out of the proceeds received by the Company at the Initial Closing an amount no greater than $50,000 for its expenses related to the consummation of the transactions contemplated hereunder.

(i)     Reservation of Shares. The Company shall maintain a reserve from its duly authorized shares of Common Stock for issuance pursuant to the Transaction Documents in such amount as may then be required to fulfill its obligations in full under the Transaction Documents (the "Required Minimum"). If, on any date, the number of authorized but unissued (and otherwise unreserved) shares of Common Stock is less than the Required Minimum (minus the number of shares of Common Stock previously issued pursuant to the Transaction Documents), then the Board of Directors shall use commercially reasonable efforts to amend the Company’s Certificate of Incorporation to increase the number of authorized but unissued shares of Common Stock to at least the Required Minimum at such time (minus the number of shares of Common Stock previously issued pursuant to the Transaction Documents), as soon as possible and in any event not later than the 120th day after such date; provided that the Company will not be required at any time to authorize a number of shares of Common Stock greater than the maximum remaining number of shares of Common Stock that could possibly be issued after such time pursuant to the Transaction Documents.

5.     TRANSFER RESTRICTIONS; TRANSFER AGENT INSTRUCTIONS.

(a)     Transfer Restrictions. The Company shall use commercially reasonable efforts to provide that the certificates evidencing the Shares and the Warrant Shares be free from a restrictive legend (including the legend set forth in Section 2(h) hereof), (i) while a registration statement (including the Registration Statement to be filed by the Company pursuant to the Registration Rights Agreement (the “Registration Statement”)) covering the resale of such security is effective under the 1933 Act, (ii) following any sale of such Shares or Warrant Shares pursuant to Rule 144 (assuming cashless exercise of the Warrants), (iii) if such Shares or Warrant Shares are eligible for sale under Rule 144 (assuming cashless exercise of the Warrants), without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such Shares and Warrant Shares and without volume or manner-of-sale restrictions, or (iv) if such legend is not required under applicable requirements of the 1933 Act (including judicial interpretations and pronouncements issued by the staff of the SEC). The Company shall cause the Company’s transfer agent to effect the removal of the legend hereunder, if requested by a Buyer. If all or any portion of a Warrant is exercised at a time when there is an effective registration statement to cover the resale of the Warrant Shares, or if such Shares or Warrant Shares may be sold under Rule 144 and the Company is then in compliance with the current public information required under Rule 144 (assuming cashless exercise of the Warrants), or if the Shares or Warrant Shares may be sold under Rule 144 without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such Shares or Warrant Shares or if such legend is not otherwise required under applicable requirements of the 1933 Act (including judicial interpretations and pronouncements issued by the staff of the SEC) then such Warrant Shares shall be issued free of all legends. The Company agrees that at such time as such legend is no longer required under this Section 5(a), it will, no later than the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined below) following the delivery by a Buyer to the Company’s transfer agent of a certificate representing Shares or Warrant Shares, as the case may be, issued with a restrictive legend (such date, the “Legend Removal Date”), deliver or cause to be delivered to such Buyer a certificate representing such shares that is free from all restrictive and other legends. Certificates for Securities subject to legend removal hereunder shall be transmitted by the Company’s transfer agent to the Buyer by crediting the account of the Buyer’s prime broker with the Depository Trust Company System as directed by such Buyer. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Principal Market (as defined below) with respect to the Common Stock as in effect on the date of delivery of a certificate representing Shares or Warrants Shares, as the case may be, issued with a restrictive legend.

(b)     Breach. The Company acknowledges that a breach by it of its obligations under this Section 5 will cause irreparable harm to the Buyer. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section 5 will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section 5, that the Buyer shall be entitled, in addition to all other available remedies, to an order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

6.     CONDITIONS TO THE COMPANY'S OBLIGATION TO SELL.

The obligation of the Company hereunder to issue and sell the Shares and Warrants to a Buyer at the applicable Closing is subject to the satisfaction by such Buyer, at or before such Closing, of each of the following conditions, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion by providing such Buyer with prior written notice thereof:

(a)     Such Buyer shall have executed each of the Transaction Documents to which it is a party and delivered the same to the Company.

(b)     Such Buyer shall have delivered to the Company the Purchase Price for the Shares and Warrants being purchased by such Buyer at the Closing applicable to such Buyer by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company (or, if applicable, in lieu of cash, Shares and Warrants may be delivered in consideration of the satisfaction of like amounts due under the Loan Agreements and/or certain development services provided).

(c)     The representations and warranties of such Buyer shall be true and correct in all material respects as of the date when made and as of the Closing applicable to such Buyer as though made at that time (except for representations and warranties that speak as of a specific date), and such Buyer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Buyer at or prior to the Closing applicable to such Buyer.

7.     CONDITIONS TO A BUYER'S OBLIGATION TO PURCHASE.

The obligation of a Buyer to purchase the Shares and Warrants at the Closing applicable to such Buyer is subject to the satisfaction by such Buyer, at or before such Closing applicable to such Buyer, of each of the following conditions, provided that these conditions are for such Buyer's sole benefit and may be waived by such Buyer at any time in its sole discretion by providing the Company with prior written notice thereof:

(a)     The Company shall have executed and delivered to such Buyer (i) each of the Transaction Documents and (ii) book-entry account statements evidencing the Shares (in such amounts as such Buyer shall request) and the related Warrants (in such amounts as such Buyer shall request) being purchased by such Buyer at the Closing applicable to such Buyer pursuant to this Agreement.

(b)     Such Buyer shall have received a copy of the irrevocable instructions to the Company’s transfer agent instructing the Company’s transfer agent to record the number of Shares equal to such Buyer’s respective Purchase Price divided by the Per Share Purchase Price, registered in the name of such Buyer.

(d)     The representations and warranties of the Company shall be true and correct as of the date when made and as of the applicable Closing as though made at that time (except for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the applicable Closing.

(e)     The Company shall have obtained all governmental, regulatory or third party consents and approvals, if any, necessary for the sale of the Shares and the Warrants, and to otherwise consummate the transaction contemplated under the Transaction Documents.

(f)     The Company shall have delivered to such Buyer such other documents relating to the transactions contemplated by this Agreement as such Buyer or its counsel may reasonably request.

(g)     There shall have been no Material Adverse Effect with respect to the Company since the date hereof.

(h)     The Company shall have delivered to Initial Buyer the approved resolutions (the “Signing Resolutions”) to authorize this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, shall remain in full force and effect without any amendment or supplement thereto as of the Closing Date.

(i)     The Company shall have delivered to such Buyer the accurate and complete amount of any placement agent's fees, financial advisory fees, or brokers' commissions for any placement agent, financial advisor or broker engaged by the Company or its Subsidiaries or acting on behalf of the Company relating to or arising out of the transactions contemplated by the Transaction Documents with accurate and complete breakdown and amount of each such fee as of the applicable Closing Date including detail breakdown of each fee incurred.

(j)     Trading in the Common Stock shall not have been suspended by the SEC or the Principal Market, and, at any time prior to the Closing applicable to such Buyer, trading in securities generally as reported by Bloomberg L.P. shall not have been suspended or limited, nor shall a banking moratorium have been declared either by the United States or New York State authorities nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the reasonable judgment of such Buyer, makes it impracticable or inadvisable to purchase the Securities at the Closing applicable to such Buyer.

8.     TERMINATION. In the event that at a Closing the Company or the Buyer has failed to satisfy the conditions set forth in Sections 6 and 7 above (and the non-breaching party has failed to waive such unsatisfied condition(s)), the non-breaching party shall have the option to terminate this Agreement with respect to such breaching party without liability of any party to any other party.

9.     MISCELLANEOUS.

(a)     Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal Proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any Action or Proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such Action or Proceeding is improper or is an inconvenient venue for such Proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such Action or Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If any party shall commence an Action or Proceeding to enforce any provisions of the Transaction Documents, then, in addition to the obligations of the Company under Section 9(k), the prevailing party in such Action or Proceeding shall be reimbursed by the non-prevailing party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Action or Proceeding. “Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an informal investigation or partial proceeding, such as a deposition), whether commenced or threatened.

(b)     Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

(c)     Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(d)     Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(e)     Entire Agreement; Amendments. The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Company and Buyers that at the time of such amendment, hold at least 50.1% in interest of the Shares that are still held by the Buyers or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought, provided that if any amendment, modification or waiver disproportionately and adversely impacts a Buyer (or group of Buyers), the consent of such disproportionately impacted Buyer (or group of Buyers) shall also be required. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right. Any proposed amendment or waiver that disproportionately, materially and adversely affects the rights and obligations of any Buyer relative to the comparable rights and obligations of the other Buyers shall require the prior written consent of such adversely affected Buyer. Any amendment effected in accordance with this Section 9(e) shall be binding upon each Buyer and holder of Securities and the Company.

(f)     Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile or email (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Windtree Therapeutics, Inc.

2600 Kelly Road, Suite 100

Warrington, PA 18976

Telephone:     (215) 488-9300

Facsimile:     (215) 488-9557

Attention:     Legal Department

Email:          MTempleton@Windtreetx.com

Attention: Finance Department

Email:          JTattory@Windtreetx.com

with a copy to (which shall not constitute notice):

Dentons US LLP

1221 Avenue of the Americas

New York, NY 10020-1089

Telephone:     (212) 398-5787

Facsimile:     (212) 768-6800

Attention:     Ira L. Kotel

Email:           ira.kotel@dentons.com

If to the Buyer:

As set forth on Schedule I

or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender's facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

(g)     Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of each Buyer (other than by merger). Any Buyer may assign any or all of its rights under this Agreement to any Person to whom such Buyer assigns or transfers any Securities, provided that such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions of the Transaction Documents that apply to the “Buyers.”

(h)     No Third-Party Beneficiaries. The Placement Agent shall be the third party beneficiary of the representations and warranties of the Company in Section 3 and the representations and warranties of the Buyers in Section 2. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 9(k) and this Section 9(h).

(i)     Survival. Unless this Agreement is terminated under Section 8, the representations and warranties of the Company and the Buyer contained in Sections 2 and 3, the agreements and covenants set forth in Sections 4, 5 and 9 shall survive the Closing and the delivery and exercise of Securities, as applicable.

(j)     Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(k)     Indemnification. In consideration of the Buyer's execution and delivery of the Transaction Documents and acquiring the Securities thereunder and in addition to all of the Company's other obligations under the Transaction Documents, the Company shall defend, protect, indemnify and hold harmless the Buyer, any affiliate of Buyer and each of their respective partners, members, officers, directors, employees and investors and any of the foregoing Persons' accounting and legal representatives retained in connection with the transactions contemplated by this Agreement (collectively, the "Indemnitees") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "Indemnified Liabilities"), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents or any other certificate, instrument or document contemplated thereby, or (b) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents or any certificate, instrument or document contemplated thereby. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. Except as otherwise set forth herein, the mechanics and procedures with respect to the rights and obligations under this Section 9(k) shall be the same as those set forth in Section 6 of the Registration Rights Agreement.

(l)     No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

(m)     Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Buyers and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby agree to waive and not to assert in any Action for specific performance of any such obligation the defense that a remedy at law would be adequate.

(n)     Construction. The parties agree that each of them and/or their respective counsel have reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments thereto. In addition, each and every reference to share prices and shares of Common Stock in any Transaction Document shall be subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of this Agreement.

(o)     WAIVER OF JURY TRIAL. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

[Signature Page Follows]

IN WITNESS WHEREOF, the Buyer and the Company have caused their respective signature pages to this Securities Purchase Agreement to be duly executed as of the date first written above.

COMPANY:

WINDTREE THERAPEUTICS, INC.

By:     /s/ Craig Fraser

Name:   Craig Fraser

Title:     President and Chief Executive Officer

BUYER:

LPH II INVESTMENTS LIMITED

By:      /s/ Dr. Li Xiaoyi

Name:  Dr Li Xiaoyi

Title:    Chief Executive Officer

EXHIBITS

Exhibit A     Form of Series C Warrant

Exhibit B     Form of Registration Rights Agreement

Exhibit C     Form of Transfer Agent Instruction Letter re Share Reservation

EXHIBIT A

FORM OF SERIES C WARRANT

EXHIBIT B

FORM OF REGISTRATION RIGHTS AGREEMENT

EXHIBIT C

FORM OF TRANSFER AGENT INSTRUCTION LETTER RE SHARE RESERVATION

SCHEDULES

Schedule I – For each Buyer, such Buyer’s name and address (including for corporate entities, the principal place of business, or if Buyer is a natural person, the address of Buyer’s primary residence), including facsimile and email address, state of organization, individual Beneficial Ownership Limitation, any position that the Buyer holds with the Company.

Schedule 3(c) - Issuance of Securities

Schedule 3(k) - Absence of Certain Changes

Schedule 3(l) - Conduct of Business; Regulatory Permits

Schedule 3(n) - Accountants

Schedule 3(r) - Equity Capitalization

Schedule 3(w) Title

Schedule 3(ii) - Registration Rights

Schedule I - Buyers

Buyer	Principal Place of Business/Primary Residence	Facsimile	Email Address	State/Country of Organization
LPH II Investments Limited, an exempted company	Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands.			Cayman Islands limited liability

Number of Shares of Common Stock	Number of Warrants	Price per Share	Aggregate Purchase Price	Position Buyer holds with the Company	U.S, Tax ID or SSN
541,667 Shares	Warrants to purchase 135,417 Warrant Shares)	$4.80	$2.6 million	Controlling Stockholder	N/a

Schedule 3(c) - Issuance of Securities

Preemptive or similar rights:

Under the Securities Purchase Agreement dated October 27, 2017 (the "Prior Securities Purchase Agreement"), LPH Investments Limited has the right to purchase up to its pro rata share of new equity securities of the Company that the Company may from time to time propose to issue or sell to any party, as further described in the Prior Securities Purchase Agreement.

Schedule 3(k) - Absence of Certain Changes

Windtree - Lee's Loan Summary

As of  March 20, 2018

(in $000's)                                                                        March 20, 2018

Loan Payable - LPH (January 2018)                                                 1,517

Loan Payable - LPH (March 2018)                                                   1,003

Total Loan Payable - LPH (incl. accrued interest)                       $   2,520

In January 2018 and March 2018, the Company entered into loan agreements with LPH Investments Limited (LPH), a wholly-owned subsidiary of Lee’s Pharmaceuticals Holdings Limited, for loan proceeds of $1.5 million and $1.0 million, respectively, to support the Company’s AEROSURF® development activities and sustain its operations while the parties seek to identify and advance one or more potential strategic initiatives ("Funding Event"). The loans will accrue interest at a rate of 6% per annum and mature upon the earlier of the closing date of the Funding Event or December 31, 2018. The parties expect that, upon the closing of the Funding Event, the outstanding principal balance of the loans will be applied in full satisfaction of a like amount of cash consideration payable by LPH for its participation in such Funding Event, and the Loan will be discharged in full thereby.

The Company also entered into a Security Agreement with LPH, pursuant to which, as security for the Company’s repayment of its obligations under the loans, the Company has granted to LPH a security interest in substantially all of the Company’s assets.

In addition, as of December 31, 2017, the Company had cash and cash equivalents of $1.8 million, accounts payable & accrued expenses of $6.439 million and $5.043 million due to Battelle.  Until the Company is able to secure the additional capital that it requires, it is working with vendors and service providers to extend payment terms of certain obligations and its available cash.  The Company believes that, before any additional financings, it will have sufficient cash resources to partially satisfy its existing obligations and fund its operations through March 2018.

(Note: The December 31, 2017 balances noted above are preliminary, unaudited numbers and subject to final review by the Company’s Audit Committee and Ernst & Young LLP. The preliminary balances have been determined in accordance with U.S. GAAP and are not expected to differ materially from the final balances, if at all.)

Schedule 3(l) - Conduct of Business; Regulatory Permits

None.

Schedule 3(n) – Accountants

Ernst & Young, LLP

Schedule 3(r) - Equity Capitalization

Capitalization Table

(unaudited)

Windtree Cap Table

As of March 20, 2018

March 20, 2018

Common Stock	3,205,342
Convertible Preferred Stock (Feb 2017) (Common stock equiv)	160,150

Total Common Stock and Common Stock Equivalents	3,365,492

Warrants
February 2017 Warrants ($27.40 exercise price; expire Jan '24)	352,450
July 2015 Warrants ($196.00 exercise price; expire July '22)	239,583
2014 Battelle Collaboration Warrants ($1,400.00 exercise price; expire Oct '24)	3,571

Employee Stock Options	83,174

Oct 2017 Restricted Stock Units (Fraser, Simonson, Tattory)	189,995

Fully Diluted Shares Outstanding	4,234,265

Available Common Shares	114,141,506

Preferred Shares

Windtree Preferred Shares

As of March 20, 2018

Investors	Investment ($)	Preferred Shares
Lee's Pharmaceutical Holdings Ltd.	$2,000,310	1,338
Battelle Memorial Institute	1,637,025	1,095
Kingsbridge Capital	300,495	201
Alyeska Master Fund LP	441,025	295
Alyeska Master Fund 2 LP	309,465	207

Officers & Directors	100,165	67
Total	$4,788,485	3,203

Each Preferred Share may be converted at the holder's option at any time into 50 shares of common stock. The Preferred Shares may not be converted to the extent that the holder would, following such conversion, beneficially own more than 9.99% (or other lesser percent as designated by each holder) of our outstanding shares of common stock. In the event of a liquidation, including without limitation, the sale of substantially all of our assets and certain mergers and other corporate transactions (as defined in the Certificate of Designation of Preferences, Rights and Limitations relating to the Preferred Shares), the holder of Preferred Shares will have a liquidation preference that could result in the holder receiving a return of its initial investment before any payments are made to holders of common stock, and then participating with other equity holders until it has received in the aggregate up to three times its original investment. In October 2017, Battelle, holder of an aggregate of 1,095 shares of Preferred Stock, executed a waiver wherein Battelle waived its right to the liquidation preference with respect to their Preferred Shares.

Stock Options

Windtree - Stock Option Summary

As of March 20, 2018

Exercise Price			Options

<$25.00			33,588
>$25.00	-	<$50.00	31,662
>$50.00			17,924
			83,174

Balance Sheet Accounts

(unaudited)

Windtree Preliminary Dec 2017 Balance Sheet Accounts

As of December 31, 2017

Preliminary
(in $000's)	December 31, 2017

Cash and cash equivalents	$1,815

Accounts payable & accrued expenses	6,439
Payables to Battelle Memorial Institute	5,043

Total trade accounts payable & accrued expenses	$11,482

Lee’s Loan Summary

Windtree - Lee's Loan Summary

As of March 20, 2018

(in $000's)	March 20, 2018

Loan Payable - LPH (January 2018)	1,517
Loan Payable - LPH (March 2018)	1,003

Total Loan Payable - LPH (incl. accrued interest)	$2,520

In January 2018 and March 2018, the Company entered into loan agreements with LPH Investments Limited (LPH), a wholly-owned subsidiary of Lee’s Pharmaceuticals Holdings Limited, for loan proceeds of $1.5 million and $1.0 million, respectively, to support the Company’s AEROSURF® development activities and sustain its operations while the parties seek to identify and advance one or more potential strategic initiatives ("Funding Event"). The loans will accrue interest at a rate of 6% per annum and mature upon the earlier of the closing date of the Funding Event or December 31, 2018. The parties expect that, upon the closing of the Funding Event, the outstanding principal balance of the loans will be applied in full satisfaction of a like amount of cash consideration payable by LPH for its participation in such Funding Event, and the Loan will be discharged in full thereby.

The Company also entered into a Security Agreement with LPH (the “Security Agreement”), pursuant to which, as security for the Company’s repayment of its obligations under the loans, the Company has granted to LPH a security interest in substantially all of the Company’s assets.

Schedule 3(w) - Title

1. Under the Security Agreement with LPH Investments Ltd., the Company granted to LPH a first priority lien on substantially all of the assets of the Company.

2. Under the Company's Lease Agreement with the Company's Landlord, the Landlord has an unperfected lien and security interest on (a) all property of the Company now or hereafter placed in or upon the Landlord's property, and (b) all accounts, contract rights, instruments, chattel paper and other rights of the Company for payment of money for property sold or lent or for services rendered, as they exist from time to time.

Schedule 3(ii) - Registration Rights

We plan to seek to register on a registration statement on Form S-1 up to 25% of the Registrable Securities purchased by LPH Investments Limited under the Share Purchase Agreement dated as of October 27, 2017 (“LPH Purchase Agreement”), during the first 12-month period after the closing. In addition, Lee’s has additional rights to seek registration of securities as provided in the Registration Rights Agreement dated as of October 27, 2017.

We also plan to seek to register 71,113 shares of Common Stock (together with any securities issued or issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to such shares) issued to Deerfield Private Design Fund II, L.P. (“DPDF II”), Deerfield Private Design International II, L.P. (“DPDI II”) and Deerfield Special Situations Fund, L.P. (“DSSF,” and together with DPDF II and DPDI II, “Lenders,” and each, a “Lender”) pursuant to the Exchange and Termination Agreement dated as of October 27, 2017 between the Company and the foregoing entities.

In addition, we also plan to file a registration statement on Form S-8 to register 1.75 million shares added to the Company’s 2011 Long-Term Incentive Plan in connection with the LPH Securities Purchase Agreement and shares of Common Stock underlying an inducement grant awarded to Craig Fraser in connection with his employment by the Company in February 2016.